Exhibit 99.1

Ask Me Anything (AMA): Answering Investors’ Recently Asked Questions

Welcome to another installment of Soluna’s AMA (Ask Me Anything) series, where you, our readers, and our followers on Twitter and LinkedIn, can get your questions answered.

In this Q&A, John Tunison, CFO of Soluna, answers shareholders’ and potential investors’ most-asked questions.

Learn how to submit your questions at the end of this AMA.

What happened to the $12.5 million raised for Soluna Cloud, Inc. (“Soluna Cloud”)?

The $12.5 million note financing was provided by GreenCloud Partners, LLC (“GreenCloud”) and was used to make the down payment on the HPE agreement and to fund startup working capital for Soluna Cloud. That note remains and is being serviced by Soluna Holdings, Inc. (“Soluna” or the “Company”).

How much does Soluna need to pay preferred shareholders before anything will flow to the remaining shareholders?

The Series A Preferred shares are accumulating a dividend that would be paid upon a fundamental transaction. There is also a typical liquidation preference. In steady state operations, there is no specific expected payment to any class of shares unless the Board were to decide to pay Series A Preferred dividends instead of accumulating/deferring such dividends.

How much did Soluna spend on the servers, and was any of that recovered or recoverable?

As we have discussed in our 10K filing, we made the initial $10.4M down payment and monthly payments from the inception of the HPE agreement until termination. We do not expect to recover any of those funds. Additionally, as required by accounting standards, we have recognized the remainder of the total contract value as a liability on the balance sheet at the Soluna AL CloudCo, LLC subsidiary level.

How will Soluna stay listed as the closing price stays below $1? How much cash do they have, and how long will it last? How has it performed since the reverse split? How much do they have to pay for the Preferred shares, which have been in the backlog?

Now that we have received a notification from NASDAQ due to our share price being below $1 for 30 consecutive trading days, we have a 180-day grace period, or until November 4, 2025, to regain compliance. If we are not in compliance by November 4, 2025, we may qualify for a second 180 calendar-day period to regain compliance. If we do not qualify for, or fail to regain compliance during the second compliance period, then NASDAQ will notify us of its determination to delist our common stock, at which point we would have an option to appeal the delisting determination to a NASDAQ hearings panel.

How many shares does the CEO/John own, purchased through the open market, and average share price?

As reported in our SEC disclosures, our CEO, John Belizaire, owns 496,302 shares of common and 101,042 shares of Series A Preferred stock. Management tends to be highly restricted in stock sales and purchases because they are often in possession of Material Nonpublic Information (MNPI).

Great job on the simplification of the capital stack so far! I believe a major factor in the depressed common stock price is the overhang of the Series A Preferred. Have you considered a buyback of even a small portion of the series A shares? This would be massively accretive and would help lower future dividend liabilities.

We are constantly evaluating our best options for capitalization of the Company, including what you are asking about, with the goal of maximizing long-term shareholder value. At this point, given the exciting project development opportunities we have and ongoing development work to consistently grow our pipeline of projects, we have opted to deploy excess capital towards these ends. That could change in the future, of course, as our capitalization grows.

It’s quite exciting that you guys have a 2.6 GW pipeline. Do you have any energization timelines for the 2.6 GW pipeline? Are you able to disclose the general area where the sites are located?

Our 2.6GW long-term pipeline represents our most strategic asset. Please see our Q1’25 update slides for the latest pipeline data. Here is a summary: 295 MW of term sheets (including Project Annie, our first Solar project), 187 MW Project Rosa in planning, 166 MW Project Kati is shovel-ready, and Dorothy 2 is 48 MW in construction.

Dorothy 2 is expected to come online this year, and we hope to launch Project Kati construction soon. The remainder of the pipeline follows a standard utility-scale project maturity curve. So far, it’s been about 12 months. With several projects underway, we may begin to see several reach shovel-readiness at the same time. So, we can now begin to project our asset growth over several years.

What is the servicing cost of the GreenCloud note, and for how long?

As we announced in a Form 8–K filing, there were certain modifications made to the GreenCloud note to ensure that the HPE agreement termination would have no direct impact on the loan and the Company’s obligations thereunder. The Company expects to continue to service the loan as part of these modifications.

The debt service schedule of the GreenCloud note remains unchanged and is 5 years from the date of the loan in June of 2024, leaving just over 4 years remaining until the loan will be fully amortized.

How do you plan to develop all these projects? It would take years to get them all shovel-ready, no?

Actually, a larger development phase pipeline in infrastructure usually points to a stronger platform, and more shovel-ready potential occurs each year. One project that is moving through development could be delayed. More projects, more shovel-ready potential per year. Thank you.

We also received a few questions relating to the Company’s plan for financing and capital raising.

Here are the facts: Dorothy 2 ramp is on track (including customer wins, although Tariffs did slow things down), Kati capital formation is on plan, we have one ATM, one SEPA, and we are also exploring additional equity financing options. (As far as I can tell, most of our peers use similar tools to finance their capital needs.) We have been locked out of these mechanisms for 3 years due to a convertible note that we just recently exited in January 2024.

Our goal is to use this capital to begin to own more of our projects, which should be accretive to shareholders. As you know, our capital formation is not limited to these “Topco” tools, and we are usually working on more non-dilutive raises at the project level. That’s our model.

The pace at which our projects mature is as expected for utility-scale behind-the-meter infrastructure. If you are not familiar with this pace, it’s understandable for you to think it’s “too slow.”

But, we don’t agree…

For the first time, we have multiple projects converting and developing at the same time. That means we now have real product-market-fit for our curtailment solutions, a strong brand in the clean energy space, and have executed well. I expect this to serve to increase our shovel-ready throughput and open up more capital formation and partnership opportunities. So, it’s not slow at all; It has accelerated.

There is one insight you have correct… Our pipeline and projects are valuable. We have proven we can develop them, construct them, and run them well, generating strong, long-term cash flows. After a hurdle rate, we own 50% of those cashflows, no matter what amount we own from the beginning. So scale is our friend, and that is our goal.

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